THE EMPIRE DISTRICT ELECTRIC COMPANY

Quarter 4
DECEMBER 31, 2001

(PICTURE)

Fellow Shareholders,

        Earnings for the year ended December 31, 2001, were $0.59 per share, compared to $1.35 per share for 2000. Several factors impacted results:

  •
  Earnings were reduced $0.14 per share due to a one-time, non-cash charge, net of related income taxes, in construction expenditures related to the completion of the State Line Combined Cycle Plant (SLCC), which the Missouri Public Service Commission (MPSC) did not allow the Company to recover through rate increases in the recently completed rate proceeding.

  •
  Earnings fell $0.08 per share due to expenses related to the proposed merger with UtiliCorp United Inc. (UCU) which was terminated on January 2, 2001. This compares to merger-related costs of $0.02 per share for the same year-ended period in 2000.

  •
  Earnings were positively impacted by $0.13 per share due to a one-time tax benefit in the first quarter from previously incurred merger-related costs that became deductible for income tax purposes.

Excluding these factors, earnings would have been $0.68 per share for the year ended December 31, 2001, compared to $1.37 for the same period in 2000.

        Earnings for the twelve-month-ended period were also impacted negatively by additional factors including: net increased fuel and purchased power costs of $4.8 million; increased maintenance costs of $4.3 million primarily related to the signing in June of long-term maintenance contracts for our combustion turbine and combined cycle units; a $2.5 million reduction in pension plan income; a reduction in AFUDC of $2.2 million following the completion of the combined cycle unit in June; $1.4 million in other interest charges because we had more short-term debt outstanding in 2001; and $3.5 million in interest related to our Trust Preferred Securities issued on March 1, 2001.

        Revenues for 2001 were $264.3 million, an increase of $4.3 million, or 1.7%, from the $260.0 million of revenues for 2000. Revenues for 2001 were positively impacted by colder-than-normal temperatures during the first quarter and negatively impacted by milder-than-normal temperatures in the third and fourth quarters.

        Earnings for the fourth quarter of 2001 were $0.01 per share, compared to $0.19 per share for the fourth quarter of 2000. Quarterly earnings were negatively impacted by milder-than-normal weather; significantly higher maintenance costs; interest of $1.1 million related to our Trust Preferred Securities; a reduction in pension plan income; and a reduction in AFUDC following the completion of the SLCC.

        The year 2001 was dominated by activities directed toward putting Empire back on the road to independence after our merger agreement with UCU was terminated.

Rate Case Filings

        On December 28, 2001, we filed a request with the Kansas Corporation Commission for an increase in rates of approximately $3.2 million, or 22.8%. We also requested reinstatement of a fuel adjustment clause for our Kansas rates. State law requires rate filings to be decided within eight months of the filing date of the request. If an increase is granted, it will be the first time our Kansas customers' rates have risen in over seven years.

        In October, we discovered that our new Missouri rates which became effective on October 2 had been impacted by a regulatory clerical error. This error had resulted in $3.6 million in recoverable costs being omitted from final calculations for that case. After the error was discovered, Empire filed an appeal asking the MPSC to grant new rates reflecting corrected calculations, but the appeal was denied. Though acknowledging the error, the MPSC decided that overturning its previous decision would constitute "single-issue rate-making." We are currently evaluating our options for recovering the previously overlooked expenses.

Common Stock Sale

        On December 10, we sold 2,012,500 shares of common stock in an underwritten public offering. Proceeds from the sale were added to the general funds and used to pay down short-term debt.

Nonregulated Business

        We are pleased to announce that Conversant, Inc., a new subsidiary of EDE Holdings, Inc., was formed in January 2002, and has joined the Empire family of nonregulated businesses. Conversant will market the award-winning, internet-based customer information system developed by Empire employees, formerly known as Centurion. With offices in Dallas and Joplin, Conversant began operations in February 2002.

        Empire bought a controlling interest in transaeris, a wireless internet service provider, and it became a subsidiary of EDE Holdings, Inc. in September 2001. transaeris began customer testing early in 2002 and is expected to begin advertising for customers in March. transaeris offers a high-speed internet service not available in our area.

Board Meeting

        At the regular meeting of the Board of Directors held on January 31, 2002, the directors declared a quarterly dividend of $0.32 per share of common stock payable March 15, 2002, to stockholders of record on March 1.

        The Annual Meeting of Shareholders will be held at the Holiday Inn, 3615 S. Range Line, Joplin, Missouri, at 10:30 a.m. on Thursday, April 25, 2002. Details about a public conference call and webcast to follow the meeting will be announced in mid-April and posted on our website at www.empiredistrict.com.

Executive Changes

        On April 30, 2002, I will retire as Empire's President and Chief Executive Officer. I will continue my service to Empire shareholders as Chairman of the Board of Directors. At its meeting on January 31, the Board of Directors elected William L. Gipson to serve as President and Chief Executive Officer effective May 1.

        Bill joined Empire in 1981 in the Information Technology area. He was promoted to Manager of Economic Development in 1987, to Director of Commercial Operations in 1995, and to General Manager of Commercial Operations in February 1997. He was elected Vice President—Commercial Operations in April 1997, Executive Vice President in February 2001, and Chief Operating Officer in October 2001.

        Bill is bright, knowledgeable about our industry, and extremely hard working. He is well respected for his integrity and no-nonsense approach to problem solving. I am confident that he will be an excellent leader.

        The Board also elected Gregory A. Knapp, currently General Manager—Finance, to the office of Vice President—Finance and Chief Financial Officer. Greg served Empire for 22 years, with a short absence during which he served as Controller of the Missouri Department of Transportation. In his new

position, he replaces David W. Gibson, whom the Board named to a new executive office, Vice President—Regulatory Services. Dave has been with the Company for over 22 years and has extensive experience with regulatory activities. Both of these appointments become effective on March 15.

Mayes to Retire from Board

        Mr. Roy E. Mayes, whose term as a Director expires this year, has chosen not to run for re-election to our Board. Mr. Mayes has provided us with his insights, judgment, and experience since 1991. We thank him for his valuable contributions. The Board has nominated Bill Gipson to fill the vacancy created by Mr. Mayes' retirement.

        On a personal note, I want to offer my sincere gratitude to my fellow employees for the friendship and support they have given me throughout my 34 years as an Empire employee. I thank, too, the members of the Board for so generously sharing their wisdom and guidance as well as our shareholders for the trust they placed in me. It has been an honor to represent this fine organization.

M. W. McKinney
President and Chief Executive Officer
February 20, 2002

This report has been prepared for general information for the stockholders only and is not to be used in connection with any sales or offer to buy any securities.

Certain matters discussed in this report are "forward-looking statements" intended to qualify for safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and Form 10-Q.

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www.empiredistrict.com

THE EMPIRE DISTRICT ELECTRIC COMPANY
602 JOPLIN STREET, P. O. BOX 127
JOPLIN, MISSOURI 64802-0127
TELEPHONE (417) 625-5100

QUARTERLY REPORT
STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended December 31		Twelve Months Ended December 31
	2001	2000	2001	2000
Operating Revenues
Electric	$61,715,747	$62,057,733	$263,189,506	$258,937,329
Water	244,590	264,516	1,065,348	1,066,129

	61,960,337	62,322,249	264,254,854	260,003,458

Operating Revenue Deductions
Operating Expenses:
Fuel	12,652,802	11,645,988	56,523,370	48,899,577
Purchased Power	13,779,581	19,945,952	62,383,952	65,238,096
Merger Related Expenses*	115,077	281,055	1,391,673	327,397
Other	9,610,368	7,703,605	36,726,181	32,570,495

	36,157,828	39,576,600	157,025,176	147,035,565
Maintenance and Repairs	7,306,218	3,798,926	19,094,735	14,795,210
Depreciation and Amortization	6,760,715	7,069,888	29,455,451	27,783,573
Provision for Income Taxes	(259,672)	342,365	1,677,172	11,375,000
Other Taxes	2,881,662	2,680,996	13,558,439	13,112,095

	52,846,751	53,468,775	220,810,973	214,101,443

Operating Income	9,113,586	8,853,474	43,443,881	45,902,015
Other Income and (Deductions):
Allowance for Equity Funds Used During Construction	94,332	878,989	569,961	2,373,710
Interest Income	22,650	124,611	199,447	641,602
Loss on Plant Disallowance**			(4,087,066)
Provision for Other Income Taxes***	160,986	213,696	1,677,172	(125,000)
Other—Net	(572,348)	(715,290)	(1,390,019)	(535,285)

	(294,380)	502,006	(3,030,505)	2,355,027

Income Before Interest Charges	8,819,206	9,355,480	40,413,376	48,257,042
Interest Charges:
Trust Preferred Distributions by Subsidiary Holding Solely Parent Debentures	1,062,500		3,541,667
Other Long Term Debt	6,596,899	6,586,644	26,384,310	26,355,901
Allowance for Borrowed Funds Used During Construction (Credit)	510,166	(1,339,273)	(3,041,298)	(3,401,325)
Other	553,494	777,980	3,125,783	1,685,312

	8,723,059	6,025,351	30,010,462	24,639,888

				23,617,154
Net Income Applicable to Common Stock	$96,147.00	$3,330,129.00	$10,402,914.00	$23,617,154.00

Weighted Average Number of Common Shares Outstanding	18,181,537	17,595,916	17,777,449	17,503,665
Basic and Diluted Earnings Per Weighted Average Share of Common Stock	$0.01	$0.19	$0.59	$1.35

*
Merger Related Expenses now include severance costs for the Quarter and Twelve Months Ended. For comparison purposes, for the quarter and twelve months ended December 31, 2000, merger costs have been adjusted to include severance of $154,512, and operating expenses were reduced by $154,512.
**
The Loss on Plant Disallowance was shown on the September 2001 Quarterly Report net of tax as Net Loss from State Line Combined Cycle Plant Disallowance. This is now being reported as the gross amount before taxes for the twelve months ended December 31, 2001.
***
Non-operating taxes are now included in Provision for Other Income Taxes, rather than in Other-Net. For the twelve months ended December 31, 2001, $1,557,172 is related to the Loss on Plant Disallowance.